Exhibit 1.01

Injection Molding Sheet Metal Fabrication CNC Machining 3D Printing

PROTO LABS, INC.

CONFLICT MINERALS REPORT

For the reporting period from January 1, 2021 to December 31, 2021

This Conflict Minerals Report (the “Report”) of Proto Labs, Inc. (the “Company,” “we,” “us” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2021 to December 31, 2021. The scope of this Report includes all of the Company’s product lines, including those of 3D Hubs, Inc. ("Hubs"), which was acquired by the Company in January 2021.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in the Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, the Company manufactures certain products for which the Conflict Minerals are necessary to the functionality or production of those products.

Proto Labs, Inc. Overview

Proto Labs, Inc. is an e-commerce driven digital manufacturer of custom prototypes and on-demand production parts. We utilize injection molding, computer numerical control (CNC) machining, 3D printing and sheet metal fabrication processes to manufacture custom parts for product developers and engineers. We offer several plastic and metal material options to our customers who select the proper material(s) for production of their parts. A very limited number of the metal materials we offer for production of parts have been identified as containing Conflict Minerals (the “Covered Products”).

We have established management systems to support the execution of our Conflict Minerals program and ensure it operates effectively and is sustainable into the future. We have adopted a policy affirming our commitment to conducting business fairly and ethically with respect for human rights and in compliance with applicable laws and regulations, including the Rule, which is available on our website (the “Conflict Minerals Policy”). Our policy also affirms our support for the responsible sourcing of Conflict Minerals through our global supply chain, and states that we are actively and diligently working with our global supply chain partners to determine the origin of any Conflict Minerals they may supply to us, and that we will continue to work with them towards the goal of providing greater supply chain transparency and responsible sourcing. In addition to establishing a policy on Conflict Minerals, we have assembled a cross-functional team to implement and oversee our Conflict Minerals compliance program. We have a process in place to engage our suppliers to educate them about the Rule and request information from them regarding Conflict Minerals, and to collect, analyze and retain any such information received from them.

Reasonable Country of Origin Inquiry

We do not directly source Conflict Minerals. Instead, we purchase raw materials from third party suppliers that are multiple layers removed from the smelters and refiners of the Conflict Minerals that are in the raw materials ultimately supplied to us. We must therefore rely on our suppliers to provide information regarding the origin of Conflict Minerals that are included in such materials.

For the calendar year 2021 reporting period, we worked with a third-party provider of conflict minerals validation services to assist us in our good faith reasonable country of origin inquiry regarding the Conflict Minerals contained in the products we manufacture. We evaluated the products we manufactured for our customers and determined that certain products manufactured during calendar year 2021 were manufactured with raw materials that contain Conflict Minerals that are necessary to the functionality or production of those products. We identified 52 suppliers of those raw materials, and surveyed each of them using the Conflict Minerals Reporting Template (the "CMRT”) developed by the Responsible Minerals Initiative (the “RMI”). We requested that these suppliers make similar inquiries of their suppliers and sub-suppliers until the smelters and refiners of any Conflict Minerals in the raw materials supplied to us could be identified and compared to the conflict-free smelter and refiner lists developed and maintained by the RMI.

Due Diligence

Due Diligence Design and Framework

Because we could not determine that the Conflict Minerals in the Covered Products did not originate in a Covered Country or originated from recycled or scrap sources based on the responses to the CMRTs, we exercised due diligence on the source and chain of custody of the Conflict Minerals. The Company’s due diligence measures have been designed to conform to the five-step framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”).

Due Diligence Measures Performed

The objective of the due diligence performed was to determine the source and chain of custody of the Conflict Minerals contained in the Covered Products and to determine whether any of those Conflict Minerals are associated with armed groups in the Covered Countries. For the Covered Products manufactured during the twelve months ended December 31, 2021, the Company’s Operations, Compliance and Finance Departments were involved in the due diligence process.

As part of our due diligence, we reviewed supplier responses to each CMRT and followed up with suppliers who did not provide us with a timely response by escalating communication with unresponsive suppliers to the stakeholders in charge of the business relationship. In reviewing supplier responses, we challenged responses that did not respond on a product level and compared the information reported on the CMRTs to our knowledge of the composition of the materials contained in the Covered Products. We also followed-up on responses to try to get smelter information so that we could independently verify the information reported on each CMRT.

Due Diligence Results

46 of the 52 suppliers surveyed returned to us a completed CMRT, each reporting to us that the Conflict Minerals in the materials supplied to us for our Covered Products either 1) do not come from the Covered Countries or 2) are largely conformant to the RMI assessment protocols for conflict free sourcing, with one of the smelters and refiners listed as nonconformant, one listed as active and one is currently not enrolled. A listing of the known smelters and refiners identified by the Company’s suppliers is included in Annex I below. Given that these suppliers were not able to identify all smelter information or the country of origin of the Conflict Minerals, we are filing this conflict minerals report as we do not believe the information received from our suppliers and our additional due diligence efforts for calendar year 2021 are sufficient to determine the exact country of origin of the Conflict Minerals in our Covered Products. Further, we did not receive responses from all suppliers for calendar year 2021. We are continuing to work with our suppliers to monitor risks in our supply chain to ensure compliance with our Conflict Minerals Policy.

Future Steps to Mitigate Risk

The Company expects to take the following steps, among others, to continue to improve its due diligence measures and to further mitigate the risk that any Conflict Minerals necessary to the functionality of any of the Company’s products finance or benefit armed groups in the Covered Countries: continuing to engage with suppliers to obtain current, accurate and complete information about the supply chain; encouraging suppliers to implement responsible sourcing and to have them encourage smelters and refiners to obtain a “conflict-free” designation from an independent, third-party auditor; and engaging in industry initiatives encouraging “conflict-free” supply chains.

Annex I

As of April 29, 2022

The below list of Smelters or Refiners (SORs) were identified to the Company by our suppliers as following RMI protocols as of April 29, 2022. The Company is typically many tiers in the supply chain removed from SORs, and our direct suppliers have not traced materials supplied to us back to individual SORs. Many of our suppliers provided information to the Company on all SORs identified to them by their suppliers, and have not been able to confirm that 3TG processed by these SORs have been used in the products they have supplied us because they did not provide their CMRT at the product level. Therefore, it is possible that the list contains SORs not used to process 3TG contained in our products.

Annex I
Smelters and Refiners

Metal	Smelter Name	Smelter Location (Country)	RMAP Audit Status
Tin	Alpha	United States of America	Conformant
Tin	Dowa	Japan	Conformant
Tin	EM Vinto	Bolivia (Plurinational State of)	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	Non Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Metallic Resources, Inc.	United States of America	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	Rui Da Hung	Taiwan, Province of China	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
Tin	Yunnan Tin Company Limited	China	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	Metallo Belgium N.V.	Belgium	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	Tin Technology & Refining	United States of America	Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	Conformant
Tungsten	A.L.M.T. Corp.	Japan	Conformant
Tungsten	Kennametal Huntsville	United States of America	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	Conformant
Tungsten	Global Tungsten & Powders Corp.	United States of America	Conformant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
Tantalum	NPM Silmet AS	Estonia	Conformant
Tin	PT Babel Surya Alam Lestari	Indonesia	Conformant
Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	Conformant
Tin	Soft Metais Ltda.	Brazil	Conformant
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tin	CV Venus Inti Perkasa	Indonesia	Active
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	Outreach Required
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Conformant

Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	Conformant
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	Conformant
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Conformant
Tantalum	H.C. Starck Inc.	United States of America	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	China Molybdenum Co., Ltd.	China	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	Conformant
Tungsten	Hydrometallurg, JSC	Russian Federation	Conformant
Tin	Metallo Spain S.L.U.	Spain	Conformant
Tungsten	ACL Metais Eireli	Brazil	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
Tungsten	Moliren Ltd.	Russian Federation	Conformant
Tin	PT Bangka Serumpun	Indonesia	Conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Unecha Refractory metals plant	Russian Federation	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	Conformant
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province of China	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	Conformant
Tantalum	Global Advanced Metals Boyertown	United States of America	Conformant

Annex II
List of countries of origin of Conflict Minerals

Åland Islands
Andorra
Angola
Argentina
Australia
Austria
Belarus
Belgium
Bolivia (Plurinational State of)
Brazil
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo
Democratic Republic of Congo
Djibouti
Ecuador
Egypt
Eritrea
Estonia
Ethiopia
France
Germany
Guinea
Guyana
Hong Kong
Hungary
India
Indonesia
Ireland
Israel
Italy
Japan
Kazakhstan
Kenya
Korea
Kyrgyzstan
Luxembourg
Madagascar
Malaysia
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Netherlands
Niger
Nigeria
Panama
Papua New Guinea

Peru
Philippines
Poland
Portugal
Russian Federation
Rwanda
Sierra Leone
Singapore
Slovakia
Slovenia
South Africa
South Sudan
Spain
Sudan
Suriname
Sweden
Switzerland
Taiwan
Tanzania
Thailand
Uganda
United Kingdom
United States
Uzbekistan
Viet Nam
Zambia
Zimbabwe